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                                   EX-23.B5


                        INVESTMENT MANAGEMENT AGREEMENT
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                              AMENDED AND RESTATED


                               AGREEMENT BETWEEN
                             DODGE & COX STOCK FUND
                        AND DODGE & COX, A CORPORATION,
                       COVERING EMPLOYMENT OF DODGE & COX
                       AS MANAGER AND INVESTMENT ADVISER



  THIS AMENDED AND RESTATED AGREEMENT, made this 2nd day of December, 1996, between DODGE & COX STOCK FUND, a corporation, herein referred to as the "Fund", and DODGE & COX, a corporation, herein referred to as "Manager",


                                  WITNESSETH:


  NOW, THEREFORE, in consideration of the mutual covenants herein contained, Manager and Fund do hereby mutually agree to amend and restate the agreement dated January 22, 1965, as amended March 1, 1972, (the "Agreement") to read effective April 1, 1997 as follows:


  1. Said Dodge & Cox, a corporation, is hereby employed as Manager and Investment Adviser of said Dodge & Cox Stock Fund for a period commencing with the date hereof and continuing until terminated as herein provided.

  2. Dodge & Cox hereby accepts employment as Manager and Investment Adviser and in such capacity shall supervise the operations of the Fund and direct the investment and reinvestment of its assets in conformity with the investment policies of the Fund as from time to time in effect, subject at all times to the instructions and supervision of the board of directors of the Fund.

  3. The Manager shall provide all executive personnel and expenses thereof, office space, and shall bear and pay such other expenses of the Fund as the Manager may be required to bear and pay pursuant to the provisions of the Investment Company Act of 1940 and all other applicable statutes.


  4. The Manager shall receive as and for its entire compensation as Manager and Investment Adviser a monthly fee at the annual rate of 0.50% of the Fund's average daily net asset value, payable at the end of each calendar month.


  5. It is further provided, however, that the Manager agrees to waive its rights to compensation under this Agreement, for any calendar year, to the extent that such compensation as set out above plus all other expenses of the Fund exceeds three-fourths of one per cent ( 3/4 of 1%) of the average daily net asset value of the Fund.

  6. This Agreement, pursuant to the provisions of the Investment Company Act of 1940, shall continue in effect for a period of more than two years from the date hereof, only so long as such continuance is approved at least annually (i) by a majority of the board of directors
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of the Fund or by vote of a majority of the outstanding shares of the Fund, and
(ii) by vote of a majority of the directors who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and under the provisions of said Act may be terminated at any time by the Fund without payment of any penalty or damages by vote of a majority of the directors or by a vote of a majority of the shares of said Fund, but in either of such latter events the Fund must give the Manager sixty (60) days written notice of the termination of this Agreement. The Manager and Investment Adviser may terminate this agreement without penalty on 60 days written notice to the Fund.

  7. Should there be an assignment of this agreement, this agreement shall automatically terminate. The term "assignment" shall have the meaning prescribed to said term by Section 2(a)(4) of the Investment Company Act of 1940.

  8. This agreement shall not become effective until it has been approved by a vote of those persons owning a majority of the issued and outstanding shares of said Fund.

  IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written.


                              DODGE & COX STOCK FUND


                              By: /s/ John A. Gunn
                                  -----------------------------------
                                  John A. Gunn, President


                              DODGE & COX



                              By:  /s/ Harry R. Hagey
                                 ------------------------------------
                                  Harry R. Hagey, Chairman and
                                   Chief Executive Officer